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                                                                   EXHIBIT (99b)

                              SARA LEE CORPORATION
                        EMPLOYEE STOCK RECOGNITION PLAN

ARTICLE I -- PURPOSE OF PROGRAM

The purpose of the Sara Lee Corporation Employee Stock Recognition Plan (the "Plan") is to promote the use of Sara Lee Corporation common stock as a means to reward, motivate and retain employees of the Corporation. Stock authorized under this Plan may be granted to employees under different arrangements that are established by the domestic or foreign divisions and Subsidiaries of the Corporation.

ARTICLE II -- DEFINITIONS

Unless the content clearly indicates otherwise, the following terms shall have the following meanings:

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2.1     "Award" means shares granted to a Participant under the Plan.

2.2     "Board" means the Board of Directors of Sara Lee Corporation.

2.3     "Committee" means the Compensation and Employee Benefits Committee of the Board.

2.4     "Corporation" means Sara Lee Corporation.

2.5     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.6     "Minimum Award" means 10 shares of Sara Lee Corporation common stock.

2.7     "Participant" means an employee of the Corporation or Subsidiary and to whom an Award has been granted. No officer, as that term is defined under the Exchange Act, may be a
        Participant.

2.8     "Plan" means the Sara Lee Corporation Employee Stock Recognition Plan, as may be
        amended and restated from time to time.

2.9     "Shares" mean shares of Sara Lee Corporation Common Stock, par value $1.33 and 1/3 per share:

2.10    "Subsidiary" means any domestic or foreign corporation or entity of which the
        Corporation owns directly or indirectly, at least 20% of the total combined voting power of such corporation or other entity.
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ARTICLE III -- ADMINISTRATION OF THE PLAN

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3.1     The Plan will be administered by the Compensation and Employee Benefits Committee of
        the Board ("Committee"). The Committee may delegate the ministerial duties necessary for the efficient administration of the Plan to the Corporation's Senior Vice
        President of Human Resources.

3.2     The Committee shall have the full power and authority to:

           (i) designate Participants;

          (ii) determine the number of Shares to be awarded to a Participant and establish any minimum or maximum number of Shares that may be granted to a Participant;

         (iii) interpret the Plan and adopt such rules and regulations it shall deem necessary and advisable to implement and administer the Plan;

          (iv) designate persons other than members of the Committee to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe.

3.3     No member of the Committee or the Board or any person acting as their delegate shall be personally liable for any action or determination made in good faith with respect to the Plan or any Award or to any settlement of any dispute between a Participant and the Corporation. Any decision made or action taken by the Committee or the Board with respect to an Award or the administration or interpretation of the Plan shall be conclusive and binding upon all parties.
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ARTICLE IV -- AWARDS UNDER THE PLAN

Awards made to a Participant under the Plan will be in the form of "Shares" of the common stock of Sara Lee Corporation. The minimum number of Shares that may be granted to a Participant is ten (10) Shares. This is the minimum number deemed appropriate to justify the expense associated with establishing a stockholder's account of record. No maximum number of Shares is specified. Shares awarded under the Plan may be subject to restrictions from sale or transfer if this is deemed appropriate by the Participant's employer.

ARTICLE V -- ELIGIBILITY

The Participants in the Plan shall be employees of the Corporation and its Subsidiaries. Any officer, as that term is defined under the Exchange Act, shall not be a Participant. An employee of a non-U.S. (foreign) Subsidiary of the Corporation may be an eligible Participant in the Plan if it has been determined by the Committee or its delegate, that such participation is both practical and legally permissible in that employee's country of employment.

ARTICLE VI -- SHARES SUBJECT TO PLAN

The aggregate number of Shares which may be issued under the Plan shall not exceed 150,000.

ARTICLE VII -- NO RIGHT TO CONTINUED EMPLOYMENT

Neither the establishment of the Plan nor the granting of an Award shall confer upon any Participant any right to continue in the employ of the Corporation or any of its Subsidiaries or interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate such employment at any time. Although the value of the Shares on the award date are considered taxable income (under the U.S. Tax Code), no Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Corporation or any of its Subsidiaries, unless the Committee shall determine otherwise.

ARTICLE VIII -- AMENDMENT AND TERMINATION

The Committee may, in its sole discretion, amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this Article shall reduce the amount of any existing Award or adversely change the terms and conditions thereof without the Participant's consent.

ARTICLE IX -- EFFECTIVE DATE

The Plan shall become effective on January 26, 1995 subject to the approval of the Board.